Exhibit 99.2

SHAREHOLDERS AGREEMENT

among

BRILLIANCE LIMITED,

CAGICO TECHNOLOGY LIMITED,

RUBY FINANCE HOLDINGS LTD.,

and

RUBY FINANCE INVESTMENT LTD.

dated as of December 19, 2019

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Page

SCHEDULES

Schedule 1	Capitalization Table
Schedule 2	Ultimate Beneficiaries and Beneficiary Percentage
Schedule 3	Subsequent Shareholders
Schedule 4	Permitted Purchase

iii

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT, dated as of December 19, 2019 (the “Effective Date”), is entered into among:

(I)                                   Cagico Technology Limited, a company organized under the laws of the British Virgin Islands, which is wholly-owned by the spouse of Mr. Hongyi Zhou, the chairman of board of directors of 360 Finance, Inc. (“QFIN”);

(II)                              Brilliance Limited, a company organized under the laws of the Cayman Islands (“Brilliance”, together with Cagico Technology Limited, the “Management SPVs”), the sole ultimate beneficiaries of which as of the date hereof are certain members of management of QFIN listed on Schedule 2;

(II)                              Ruby Finance Holdings Ltd., a company organized under the laws of the Cayman Islands (“FountainVest”, together with the Management SPVs and any party who becomes a signatory hereto and owns Shares, the “Shareholders”), and

(V)                               Ruby Finance Investment Ltd., a company organized under the laws of the Cayman Islands (the “Company”).

The Shareholders and the Company are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company and the Management SPVs have entered into that certain Share Subscription Agreement, dated as of December 9, 2019 (the “Management Subscription Agreement”), pursuant to which the Company has agreed to issue and sell to each Management SPV, and each Management SPV has agreed to subscribe for and purchase from the Company such number of ordinary shares of the Company, par value US$0.0001 per share (the “Shares”) as of the Closing date, as set forth next to such Management SPV’s name on Schedule 1;

WHEREAS, on the date hereof, the Company holds an aggregate of 11,521,266 ADSs of QFIN;

WHEREAS, the purpose of the Company is to primarily invest in, hold and dispose of the QFIN Securities; and

WHEREAS, the parties hereto desire to provide certain rights and obligations of the Shareholders and the Company with respect to the Shares as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Certain Defined Terms.

(a)                                 As used in this Agreement, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“ADS” means American depositary shares of QFIN, each representing two class A ordinary shares, par value US$0.00001 per share, of QFIN.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, including, without limitation, with respect to any Person that is an individual, his or her immediate family members; provided, however, that (i) portfolio companies of FountainVest and its investment fund affiliates shall not be deemed to be an Affiliates of FountainVest; and (ii) FountainVest shall not be deemed to be an Affiliate of QFIN for purposes of this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in Beijing, Hong Kong, the Cayman Islands, the British Virgin Islands or the State of California are authorized or required by law or executive order to close.

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by agreement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Dissolution Event” means the earliest to occur of any of the following:  (a) the making of a winding up order by a court of competent jurisdiction over the Company following the presentation of a petition for the winding up of the Company by any creditor or contributory of the Company; (b) the appointment of a liquidator, judicial manager, receiver and/or manager, administrator, administrative receiver, compulsory manager or other similar officer in any proceeding concerning the Company or any of its assets; (c) any decree by a Governmental Authority or a provision or obligation under Law requiring the winding up and liquidation of the Company; (d) the written consent of the Management Director and FountainVest Directors approving the voluntary winding up of the Company, (e) any merger, consolidation, amalgamation, scheme of arrangement or other business combination involving the Company with or into any other Person, as a result of which the Company is not the surviving entity or the shareholders of the Company immediately prior to such transaction represent less than fifty percent (50%) of the voting power of the Company after giving effect to such transaction, (f) any material default by FountainVest under the relevant financing documents in connection with the leveraged financing obtained by FountainVest pursuant to Section 4.02, which default gives rise to foreclosure by the borrower of the Shares owned by FountainVest, and (g) any material default by any Management SPV under the relevant financing documents in connection with the leveraged financing obtained by such Management SPV pursuant to Section 4.03, which default gives rise to foreclosure by the borrower of the Shares owned by such Management SPV.

“Distributable Cash” means cash and cash equivalents received (a) as dividends, including bonus dividends and distributions permitted by Law to be categorized as dividends, distributions or return of capital declared, paid or made by QFIN in respect of the QFIN Securities; (b) from the Sale of any QFIN Securities, excluding the FountainVest Sale Proceeds and the Management Sale Proceeds; or (c) otherwise received by the Company, from any source.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission (including any stock exchange or other self-regulatory organization) or any court, tribunal, or judicial or arbitral body.

“Indebtedness” means any liability of any Person (a) for borrowed money (including the current portion thereof), (b) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (c) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (d) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, or other order issued or promulgated by any Governmental Authority with authority therefrom with jurisdiction over the Company or the Shareholders, as the case may be.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“QFIN Reserved Matters” means any (a) merger, consolidation, amalgamation, scheme of arrangement or other business combination involving QFIN with or into any other Person, (b) the sale, transfer, lease, assignment, parting with or disposal by QFIN, whether directly or indirectly, of all or substantially all of the property, assets or revenues of QFIN, (c) alteration or re-organization of the issued securities of QFIN, including without limitation, any consolidation, capital reduction or increase, cancellation of authorized capital, reclassification, subdivision or conversion of, or any alteration of the rights in respect of, any securities, (d) creation, issuance, sale, or offer to sell by QFIN of any securities or other derivatives, including any options, warrants or other interests representing, or convertible into, an equity interest in QFIN or a right to obtain an equity interest therein or rights equivalent thereto, or (e) entry by QFIN into any transaction or series of transactions (or the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with (x) any affiliate of QFIN as determined pursuant to Rule 144 of the Securities Act, (y) any director or officer of QFIN or of any of the foregoing, and (z) any spouse, parent, sibling, child (natural or legally adopted) (and their respective spouses and children (as appropriate)) or Affiliate of such director or officer specified in clause (y).

“QFIN Securities” means, shares, ADSs, capital stock, profits interests, ownership interests, equity interests and other equity securities of QFIN, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing, that are beneficially owned by the Company as of the date hereof, or may be subscribed, purchased and or acquired by the Company, or distributed to the Company by QFIN as dividend or distribution, from time to time in the future.

“Relative” means, in relation to any given Person, the spouse, parents, siblings and children (natural or legally adopted) of such Person and their respective spouses and children (as appropriate).

“Sale” means, in respect of any Shares, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing or transferring risk related to ownership through hedging or other derivative instruments (including any total return swap arrangements), whether voluntarily or by operation of Law or any agreement or commitment to do any of the foregoing.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority and any interest, fines and penalties (civil or criminal) related thereto or to the nonpayment thereof.

“Transaction Documents” means this Agreement, the Management Subscription Agreement, and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

(b)                                 The following terms have the meanings set forth in the section set forth opposite such term:

Term	Section

Agreement	Preamble
Company	Preamble
Confidential Information	6.05(a)
Dispute	8.11
Effective Date	Preamble
Exit Notice	5.04(a)
FountainVest	Preamble
FountainVest Sale Securities	5.04(a)
FountainVest Sale Proceeds	5.04(a)
HKIAC	8.11
HKIAC Rules	8.11
Initial Distribution Date	5.01(a)
Liquidating Trustee	7.01
Management SPV	Preamble
Management Subscription Agreement	Recitals
QFIN	Recitals
Prospective Transferee	4.05
Representatives	6.05(a)
Restricted Party	6.05(a)
Second Distribution Date	5.01(b)
Shares	Recitals
Shareholders	Preamble
QFIN	Recitals

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each Party severally, but not jointly, represents and warrants to each other Party as follows:

SECTION 2.01.  Organization and Authority.  To the extent such Party is not a natural person, it is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby.  Such Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement.  The execution and delivery of this Agreement by such Party, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part.  This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by the other signatories hereto) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

SECTION 2.02.  No Conflict.  The execution, delivery and performance of this Agreement by such Party do not and will not (a) violate, conflict with or result in the breach of any provision of its Constitutional Documents, to the extent it has such, (b) conflict with or violate any Law or governmental order applicable to such party or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such party is bound; except to the extent that any conflict under (b) or (c) above would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

SECTION 2.03.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by such party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

ARTICLE III
GOVERNANCE

SECTION 3.01.  Agreement to Vote.  Each Shareholder agrees to vote all of its Shares at all times and from time to time at any shareholder meeting, adjournment, postponement or continuation thereof, or by written resolution or consent of shareholders, and the Company agrees to take all necessary measures, in order to ensure and carry out the agreements set forth in this Article III, and to prevent any action by the Company’s Shareholders that is inconsistent with such agreements, until the termination of this Agreement in accordance with its terms (other than pursuant to Section 8.01(b)); provided that in the event of a FountainVest Sale pursuant to Section 5.04 or a Management SPV Sale pursuant to Section 5.05, the voting power attached to the Shares held by each Shareholder shall be calculated based on the number of QFIN Securities beneficially owned by such Shareholder relative to the total number of QFIN Securities then held by the Company.  After the termination of this Agreement, the agreements contained in this Article III shall be of no further effect.

SECTION 3.02.  Board Size.  The Board shall consist of three (3) directors, as determined in accordance with Section 3.03.

SECTION 3.03.  Board Composition.  The composition of the Board shall be determined as follows:

(a)                                 So long as FountainVest continues to hold Shares, it shall have the right to nominate two (2) directors (“FountainVest Directors”) to the Board.

(b)                                 So long as the Management SPVs continue to hold Shares, they shall jointly have the right to nominate one (1) director (“Management Director”) to the Board.

(c)                                  Notwithstanding Sections 3.03(a) and 3.03(b), if FountainVest beneficially owns less than 50% of QFIN Securities held by the Company, the Management SPVs shall have the right to jointly nominate two (2) directors to the Board and FountainVest shall have the right to nominate one (1) director to the Board, in which case Section 3.06 shall not be applicable and all matters to be transacted at a Board meeting shall be approved by a majority of the directors present at such duly convened Board meeting.

SECTION 3.04.  Removal and Vacancy.  Except as provided in this Section 3.04, no director appointed by a Shareholder(s) entitled to nominate such director under Section 3.03 shall be removed from the Board unless such Shareholder(s) consents to the removal; provided that any Shareholder shall have the right to remove a director, including any director nominated by another Shareholder, in the event that such director is determined by the relevant Governmental Authorities to have convicted of fraud under any applicable Laws.  Upon the death, resignation, or incapacity of a director, or upon removal of a director by the Shareholder(s) entitled to nominate such director to the Board under Section 3.03, such Shareholder(s) entitled to nominate such director shall be entitled (and shall have the sole right in accordance with Section 3.03) to nominate such director’s replacement to the Board.  Such replacement director shall be promptly seated on the Board following the delivery of director nomination letter to the Company by such Shareholder(s) entitled to so nominate.  Any director nominated by a Shareholder as of right hereunder to a position on the Board, following such time as such Shareholder shall cease to hold the right hereunder to nominate individuals to occupy such position, shall be promptly removed therefrom (and such Shareholder undertakes to procure the resignation of such director(s)) as if a motion had been duly made for such removal under this Section 3.04.  Upon a motion to remove any director from the Board in accordance with this Section 3.04, each Management SPV shall vote all of the Shares owned thereby to effect removal of such director from the Board.

SECTION 3.05.  QFIN Voting Matters.

With respect to any matter presented to the shareholders of QFIN for a vote, whether at a general meeting or an extraordinary general meeting, or any matter for which the written consent of the shareholders of QFIN is required that:

(a)                                 is not a QFIN Reserved Matter, the Company shall vote the QFIN Securities in respect of such matter as may be determined at the sole discretion of Management Director.

(b)                                 is a QFIN Reserved Matter, the Company shall vote the QFIN Securities in respect of such matter as may be determined at the sole discretion of FountainVest.

SECTION 3.06.  Actions Requiring Management Director Approval.  The Company shall not approve, enter into, carry out or agree to do, and the Shareholders shall ensure that the Company shall not approve, enter into, carry out or agree to do, any of the matters described in this Section 3.06 (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise), without the prior written approval of the Management Director.

(a)                                 Business.  Engage or agree to engage, directly or indirectly, in any activity or business other than activities or business reasonably necessary or advisable to holding, distributing, or effecting the Sale of all or any part of the QFIN Securities.

(b)                                 Charter Documents.  Any amendment or modification to any of the Constitutional Documents of the Company.

(c)                                  Board Change.  Alter the size of the Board or the manner in which directors are appointed, or the term or duties of the Management Director, or remove the Management Director, except as contemplated under this Agreement.

(d)                                 Merger.  Effect any merger, consolidation, amalgamation, scheme of arrangement or other business combination with or into any other Person.

(e)                                  Dividends; Repurchases.  Except as provided herein, any declaration, set aside or payment of a dividend or other distribution by the Company, any redemption or repurchase of securities of the Company, or any resell of Shares held in the Company’s treasury.

(f)                                   Issuance of Securities.  The issuance, sale, or offer to sell by the Company of any securities or other derivatives, including any options, warrants or other interests representing, or convertible into, an equity interest in the Company (the “Convertible Securities”) or a right to obtain an equity interest therein or rights equivalent thereto, except for any issuance of equity securities upon the conversion, exercise or exchange of Convertible Securities after the date of this Agreement in accordance with the terms hereof.

(g)                                  Recapitalization.  The alteration or re-organization of the equity capital of the Company, including without limitation, any increase, reduction or cancellation of authorized equity capital, or any consolidation, reclassification, subdivision or conversion of, or any alteration of the rights in respect of, any equity capital of the Company.

(h)                                 Related Party Transaction.  The entry by the Company into any transaction or series of transactions (or the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with (w) any Person with a direct or indirect equity interest in the Company, (x) any Affiliate of the Company, (y) any director or officer of the Company or of any of the foregoing, and (z) any spouse, parent, sibling, child (natural or legally adopted) (and their respective spouses and children (as appropriate)) or Affiliate of such director or officer specified in clause (y).

(i)                                     Liquidation.  The voluntary liquidation, winding up, dissolution, commencement of bankruptcy or similar proceedings, reorganization, or arrangement of the Company.

(j)                                    Re-domestication.  The re-domestication, continuance or removal of the Company to any other jurisdiction.

(k)                                 Indebtedness.  Incur, refinance, repurchase, extend or renew, or cancel any Indebtedness (except as may be expressly permitted under this Agreement).

(l)                                     Encumbrances.  The creation of any Encumbrance with respect to assets of the Company, including the QFIN Securities, except (i) any Encumbrance to serve any Indebtedness as expressly permitted under this Agreement, or (ii) any Encumbrance relating to any Indebtedness approved pursuant to paragraph (k) above or as imposed by operation of Law.

(m)                             Purchases.  Any purchase or other acquisition by the Company of any assets (including without limitation to QFIN Securities), except as permitted pursuant to Schedule 4.

(n)                                 Dispositions.  Any sale, transfer, lease, assignment, parting with or disposal by the Company, whether directly or indirectly, of any property, assets or business of such the Company, other than (i) any Sale of the QFIN Securities as contemplated in the Transaction Documents, (ii) voting of the QFIN Securities in connection with any matters in items (a) through (c) of the definition of the QFIN Reserved Matters.

(o)                                 Subsidiaries.  Any creation, incorporation or establishment of any subsidiary or disposal of any securities of any subsidiary, or any creation, purchase or subscription of any securities in a subsidiary that is not a wholly-owned subsidiary.

(p)                                 Tax and Accounting Practices.  Make any material change to the accounting or Tax methods, elections or policies of the Company except as required by Law or by changes in GAAP (as concurred by the independent auditors of the Company).

(q)                                 Distribution.  Any distribution of QFIN Securities to the Shareholders, except such distribution made pursuant to Article V.

(r)                                    Litigation.  The commencement, defending or settlement of any litigation, arbitration or other proceedings involving the Company.

(s)                                   Amendment to Transaction Documents.  Amend, assign, release or waive any right or remedy of the Company under the Transaction Documents.

ARTICLE IV
TRANSFER OF SHARES

SECTION 4.01.  Certain Restrictions on Sale and Encumbrance. No Shareholder shall, without the prior written consent of the Management Director and FountainVest Directors, directly or indirectly (through the transfer of shares of any Person that holds, or Controls any Person that holds, such Shares) make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares beneficially owned by such Shareholder, other than (i) a transaction in accordance with Sections 4.02 and 4.03, (ii) in the event of an indirect Sale, any change in the shareholders or ultimate beneficiaries of Brilliance for so long as such shareholders or ultimate beneficiaries are the then-management of QFIN and Section 6.08 is complied with.

SECTION 4.02.  Leveraged Financing by FountainVest.  Notwithstanding anything to the contrary in this Article IV, FountainVest may, at its sole discretion, obtain leveraged financing as the borrower in connection with its investment in the Company, which may create or incur Encumbrance on the Shares owned by FountainVest. The Parties shall do all things necessary, proper or advisable, and shall cooperate with FountainVest in order to effect the foregoing.

SECTION 4.03.  Leveraged Financing by any Management SPV.  Notwithstanding anything to the contrary in this Article IV, any Management SPV may, at its sole discretion, obtain leveraged financing as the borrower in connection with its investment in the Company, which may create or incur Encumbrance on the Shares owned by such Management SPV. The Parties shall do all things necessary, proper or advisable, and shall cooperate with such Management SPV in order to effect the foregoing.

SECTION 4.04.  Improper Sale or Encumbrance.  Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s register of members or register of mortgages and charges to such attempted Sale or Encumbrance.  Furthermore, the Shareholder and the other parties engaging or attempting to engage in such Sale shall indemnify and hold harmless the Company and each of the other Shareholders from all Losses that such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.

SECTION 4.05.  Transferees to Execute Agreement.  Each Shareholder agrees that to the extent he, she or it intends to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares beneficially owned by such Shareholder (other than any Encumbrance in connection with a transaction pursuant to Sections 4.02 and 4.03), no such Sale may be made or such Encumbrance may be created, incurred or assumed unless prior to the consummation of any such Sale or the creation, incurrence or assumption of such Encumbrance, (a) the Person to whom such Sale is proposed to be made (a “Prospective Transferee”) executes and delivers a counterpart of this Agreement to the Company and each Shareholder, (b) such Sale or Encumbrance shall not result in a violation of any applicable Law, including U.S. federal securities laws, and (c) such Sale or Encumbrance shall not require the Company to register under the Investment Company Act of 1940, as amended, or any Law of similar import.  Upon the execution and delivery by such Prospective Transferee of this Agreement, Schedule 3 shall be amended to reflect the addition of such Prospective Transferee and any other changes in the ownership of Shares, and such Prospective Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a holder of Shares under this Agreement, in each case with respect to the Shares, owned by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred or assumed.

ARTICLE V
DISTRIBUTION OF QFIN SECURITIES

SECTION 5.01.  Distribution In-Kind of QFIN Securities.  To the extent permissible under the terms of QFIN Securities, the Company shall distribute in-kind all QFIN Securities owned by the Company to the Shareholders as follows:

(a)                                 On the first anniversary of the Effective Date (the “Initial Distribution Date”) or on such other date as the Parties may mutually agree upon in writing, distribute in-kind 50% of the QFIN Securities owned by the Company as of the Initial Distribution Date, to the Shareholders on a pro rata basis based on the number of Shares owned by each Shareholder relative to the total number of Shares outstanding then;

(b)                                 On the second anniversary of the date hereof (the “Second Distribution Date”) or on such other date as the Parties may mutually agree upon in writing, distribute in-kind the remaining QFIN Securities owned by the Company as of the Second Distribution Date, to the Shareholders on a pro rata basis based on the number of Shares owned by each Shareholder relative to the total number of Shares outstanding then;

(c)                                  Each distribution of QFIN Securities to the Shareholders shall, at the election of FountainVest, be effected either through a distribution in respect of the Shares held by each Shareholder or through a redemption of a number of Shares held by each Shareholder corresponding to the amount of QFIN Securities to be distributed, in exchange for such QFIN Securities.  At a closing to be determined by FountainVest, (i) in the event of a redemption, each Shareholder shall deliver or cause to be delivered to the Company share certificates evidencing the Shares held by such Shareholder for cancellation and the Company shall deliver share certificates evidencing the remaining Shares held by such Shareholder, if any, and (ii) in all cases, the Company shall deliver to each Shareholder a certificate or certificates representing the QFIN Securities (or through its share transfer agent as applicable) and such other documents as are necessary to convey to such Shareholder the QFIN Securities subject to such distribution, together with such other documents as, in the reasonable judgment of such Shareholder, are necessary or appropriate to effect the transactions contemplated in this Section 5.01, in each case, in form and substance reasonably satisfactory to such Shareholder. The Company shall, before such distribution, deduct from the QFIN Securities to be distributed, such number of QFIN Securities as the Company reasonably determines are necessary to pay for all taxes, costs and expenses attributable to such distribution, including but not limited to, costs and expenses associated with the day-to-day operations of the Company.

SECTION 5.02.  Distribution of Cash.  Subject to Sections 5.04 and 5.05, as soon as practicable after receipt of any Distributable Cash, the Company shall declare (and the Board shall take such action, to the extent permitted under applicable Law, as necessary to cause the Company to declare) a dividend and make a distribution in respect of the Shares to procure the distribution of all Distributable Cash to the Shareholders, pro rata to each Shareholder based on the number of Shares owned by each Shareholder relative to the total number of Shares outstanding then; provided that, the Company shall, before such distribution, deduct from the Distributable Cash, all taxes, costs and expenses attributable to such disposal, including but not limited to, costs and expenses associated with the day-to-day operations of the Company.

SECTION 5.03.  Other Distributions.  In the event the Company receives any non-cash assets (other than the QFIN Securities) as consideration for any Sale of QFIN Securities or as dividends or distributions, paid or made by QFIN in respect of the QFIN Securities, then the Company shall (a) promptly determine the value of such assets from an independent internationally recognized investment banking, accounting or other appraisal firm selected by FountainVest (unless such securities are traded on an internationally recognized U.S. national or non-U.S. securities exchange or reported on an internationally recognized over-the-counter trading system, in which case, such value shall be based on the average of their closing sale prices for the five (5) trading days immediately prior to, but not including, the date of distribution), which valuation shall be binding absent manifest error, and (b) subject to such valuation, promptly distribute such non-cash asset pro-rata to the Shareholders based on the number of Shares owned by each Shareholder relative to the total number of Shares outstanding then.  The Company shall, before such distribution, deduct from the non-cash assets to be distributed, such portion of the non-cash assets as the Company reasonably determines are necessary to pay for all taxes, costs and expenses attributable to such distribution, including but not limited to, costs and expenses associated with the day-to-day operations of the Company.

SECTION 5.04.  FountainVest Sale.

(a)                           FountainVest may request, by delivering a written notice (each such notice, a “FountainVest Exit Notice”) to the Company and the Management SPVs at least ten (10) Business Days prior to the date of the relevant disposal date, that the Company sell certain amount of the QFIN Securities (the “FountainVest Sale Securities”) at the relevant disposal date as specified on the FountainVest Exit Notice. Upon receipt of such FountainVest Exit Notice, the Management Director shall promptly discuss such disposal request in good faith with FountainVest Directors. If Management Director and the FountainVest Directors fail to reach an agreement with respect to such disposal request within five (5) Business Days after the date of the FountainVest Exit Notice, the Company shall nonetheless proceed to sell the FountainVest Sale Securities at the relevant disposal date as specified on the FountainVest Exit Notice, and distribute the proceeds therefrom (the “FountainVest Sale Proceeds”) in full to FountainVest only as soon as reasonably practicable after such disposal; provided that, the aggregate amount of FountainVest Sale Securities in accordance with this Section 5.04 shall not exceed FountainVest’s pro rata portion of QFIN Securities based on the number of Shares owned by FountainVest relative to the total number of Shares outstanding as of the last disposal date.  The Company shall, before such distribution, deduct from the FountainVest Sale Proceeds, all taxes, costs and expenses attributable to such disposal.

(b)                           Upon the completion of the disposal of FountainVest Sale Securities, the percentage of QFIN Securities distributable and/or proceeds payable to FountainVest pursuant to Section 5.01 and Section 5.02 and the non-cash assets (other than the QFIN Securities) distributable to FountainVest pursuant to Section 5.03 as of the relevant distribution date shall be calculated based on (i) the number of QFIN Securities beneficially owned by FountainVest immediately prior to the completion of the disposal of FountainVest Sale Securities minus the number of FountainVest Sale Securities, divided by (ii) the total number of QFIN Securities held by the Company immediately after the completion of the disposal of FountainVest Sale Securities.

(c)                            Each of the Management SPVs agrees that it shall not be entitled to any portion of the FountainVest Sale Proceeds and hereby irrevocably and unconditionally waives its rights as a Shareholder with respect to the distribution of FountainVest Sale Proceeds.

SECTION 5.05.  Management SPV Sale.

(a)                           The Management SPVs may jointly request, by delivering a written notice (each such notice, a “Management Exit Notice”) to the Company and FountainVest at least ten (10) Business Days prior to the date of the relevant disposal date, that the Company sell certain amount of the QFIN Securities (the “Management Sale Securities”) at the relevant disposal date as specified on the Management Exit Notice. Upon receipt of such Management Exit Notice, the FountainVest Directors shall promptly discuss such disposal request in good faith with the Management Director. If Management Director and the FountainVest Directors fail to reach an agreement with respect to such disposal request within five (5) Business Days after the date of the Management Exit Notice, the Company shall nonetheless proceed to sell the Management Sale Securities at the relevant disposal date as specified on the Management Exit Notice, and distribute the proceeds therefrom (the “Management Sale Proceeds”) in full to the Management SPVs only as soon as reasonably practicable after such disposal; provided that, the aggregate amount of Management Sale Securities in accordance with this Section 5.05 shall not exceed Management SPVs’ pro rata portion of QFIN Securities based on the number of Shares owned jointly by the Management SPVs relative to the total number of Shares outstanding as of the last disposal date. The Company shall, before such distribution, deduct from the Management Sale Proceeds, all taxes, costs and expenses attributable to such disposal.

(b)                           Upon the completion of the disposal of Management Sale Securities, the percentage of QFIN Securities distributable and/or proceeds payable to the Management SPVs pursuant to Section 5.01 and Section 5.02 and the non-cash assets (other than the QFIN Securities) distributable to the Management SPVs pursuant to Section 5.03 as of the relevant distribution date shall be calculated based on (i) the number of QFIN Securities beneficially owned jointly by the Management SPVs immediately prior to the completion of the disposal of Management Sale Securities minus the number of Management Sale Securities, divided by (ii) the total number of QFIN Securities held by the Company immediately after the completion of the disposal of Management Sale Securities.

(c)                            FountainVest agrees that it shall not be entitled to any portion of the Management Sale Proceeds and hereby irrevocably and unconditionally waives its rights as a Shareholder with respect to the distribution of Management Sale Proceeds.

SECTION 5.06. Notice of Sale or Distribution.  As soon as practicable following any sale or distribution of QFIN Securities pursuant to this Agreement, the Company shall provide to each Shareholder notice of such sale or distribution, which notice shall contain reasonable detail regarding the amount of QFIN Securities sold (and the proceeds from the sale thereof) or distributed, sale price(s), as applicable, names of each of the recipients of the QFIN Securities or sale proceeds, accompanied by a calculation of such numbers and amounts.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01.  Books and Records; Information Rights.  At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  Such books of account, together with a copy of this Agreement and of a certified copy of the Constitutional Documents of the Company, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in the Company.  Any Shareholder, at its sole expense, shall have the right to inspect the Company books and records at reasonable times and after reasonable advance notice to the Company.

SECTION 6.02.  New Shareholders to Execute Agreement.  Subject to Section 3.06, the Company shall not, at any time prior to the termination of this Agreement, issue any Shares, or resell any Shares held in its treasury, or issue or resell any security convertible or exchangeable into Shares, unless, prior to the consummation of any such issuance or Sale, each Person to whom such security is proposed to be issued or sold executes and delivers this Agreement to the Company and each Shareholder.  Upon the execution and delivery by any Person of this Agreement, Schedule 3 hereto shall be revised to include the name of such Person and such Person shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a holder of Shares under this Agreement.

SECTION 6.03.  Further Assurances.  Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder.  Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.  In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their commercially reasonable efforts to take all such action.

SECTION 6.04.  Registration Rights Agreement.  In the event that any QFIN Securities purchased, acquired or received by the Company from time to time have not been registered under the Securities Act, the Company shall use reasonable efforts to enter into an agreement providing customary registration rights to the Company in respect of the QFIN Securities owned by the Company, which shall be no favorable than such registration rights granted under QFIN’s shareholders agreement dated September 10, 2018 (which is filed as Exhibit 4.4 to QFIN’s Form F-1 filed on October 26, 2018). The Company and the Shareholders shall do all things necessary, proper or advisable, and shall cooperate with each other in order to effect the foregoing.

SECTION 6.05.  Confidential Information.

(a)                                       Each Shareholder (a “Restricted Party”) (i) shall, and shall cause its officers, directors, employees, attorneys, accountants, auditors and agents, to the extent such Persons have received any Confidential Information (as defined herein) (collectively “Representatives”) and its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence the existence and terms of this Agreement and any and all confidential information relating to the Company, the other Shareholders or QFIN that is proprietary to the Company, the other Shareholders or QFIN, as applicable, or otherwise not available to the general public, including, but not limited to, information about properties, employees, finances, businesses and operations of the Company, the other Shareholders or QFIN and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Shareholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Shareholder in connection with the investment contemplated herein (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, the directors of the Company designated by the Management SPVs or FountainVest (as applicable) and their Representatives not to disclose, Confidential Information to any Person other than to the other Shareholders and the Company (including the agents, employees and attorneys thereof and the directors of the Company designated by the Management SPVs or FountainVest (as applicable)), except only to the extent such disclosure (A) is required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Shareholder (or any Affiliate thereof) are listed or traded) in which event the Shareholder making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Shareholders as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; and (B) in the case of FountainVest, (x) is to its Affiliates, partners (limited or general), affiliated investment or co-investment funds or other Person with participation rights in respect of FountainVest or its affiliated investment or co-investment funds, (y) is to its advisors, employees, agents, accountants, or attorneys, or (z) is for customary fund-raising purposes, in each case, on a need-to-know basis; provided, in each case of clauses (x), (y) and (z), so long as the Persons being disclosed such information have been advised of the confidential nature of such information and agree to keep such Confidential Information confidential in a manner consistent with this Section 6.05.

(b)                                 Notwithstanding Section 6.05(a):

(i)                                     Any Restricted Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders, provided that in each such case each such Person agrees to keep such Confidential Information confidential in the manner set forth in this Section 6.05;

(ii)                                  The provisions of Section 6.05(a) shall not apply to, and Confidential Information shall not include:

(A)                               any information that is or has become generally available to the public other than as a result of a disclosure by any Restricted Party or any Affiliate or Representative thereof in breach of any of the provisions of this Section 6.05;

(B)                               any information that has been independently developed by such Restricted Party (or any Affiliate thereof) without violating any of the provisions of this Agreement or any other similar contract to which such Restricted Party, or any Affiliate thereof or their respective Representatives, is bound; or

(C)                               any information made available to such Restricted Party (or any Affiliate thereof), on a non-confidential basis by any third party who, to such Shareholder’s knowledge, is not prohibited from disclosing such information to such Shareholder by a legal, contractual or fiduciary obligation to the other Shareholder or any of its Representatives.

(c)                                  Except as otherwise provided for in this Section 6.05, Confidential Information received hereunder shall be used by each Shareholder and its Affiliates solely for use in connection with such Shareholder’s investment in the Company and with respect to the Company.

(d)                                 The obligations of each Shareholder under this Section 6.05 shall survive for as long as such Shareholder remains a Shareholder, and for one year after such Shareholder ceases to be a Shareholder, notwithstanding the termination of the Company, such Shareholder’s Sale of its Shares and/or any Person ceasing to be an Affiliate of such Shareholder.

SECTION 6.06.  SEC Filings.  As promptly as practical after the date hereof, each of the parties hereto shall make all filings, notices, petitions, statements, submissions of information or submission of other documents required (including any amendments thereto) by the Securities Act, the Exchange Act or otherwise required by the SEC in connection with the purchase of the Shares and the purchase by the Company of the QFIN Securities, including, without limitation Section 13(d) of the Exchange Act.  Each party will cause all documents that it is responsible for filing with the SEC under this Section 6.06 (including any amendments thereto) to comply in all material respects with Law.  Each of the parties hereto shall promptly supply one another with any information that may be reasonably required in order to effectuate any filing or application pursuant to this Section 6.06.

SECTION 6.07.  United States Tax Matters.

(a)                                 The Company will not take, and the Shareholders shall not cause the Company to take, any action inconsistent with the treatment of the Company as a corporation for U.S. federal income Tax purposes and will not elect to be treated as an entity other than a corporation for U.S. federal income Tax purposes.

(b)                                 The Company will comply with all record-keeping, reporting, and other requests necessary for the Company to allow each Shareholder to comply with any applicable U.S. federal income Tax Law.  The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this paragraph (b) shall be borne by the Company.

SECTION 6.08.  Ultimate Beneficiaries of Brilliance.

At all times during the continuance of the Company, if there is any change to the ultimate beneficiaries of Brilliance and their beneficiary percentage as listed on Schedule 2, Brilliance shall use its commercially reasonable efforts to, within ten (10) Business Days after the occurrence of such change, provide an updated list of ultimate beneficiaries of Brilliance and their beneficiary percentage, in the form of Schedule 2 to FountainVest.

SECTION 6.09.  Use of Funds.

The Shareholders intend to subscribe for additional share capital of the Company after the date hereof.

For a period of twelve (12) months after the date hereof, the Company may from time to time, as and when it deems fit, use up to US$60 million in aggregate of its funds to (i) subscribe for QFIN Securities from QFIN, (ii) purchase or acquire QFIN Securities from existing holders of QFIN Securities (including but not limited to, purchase or acquisitions on the open market, in privately negotiated transactions, in block trades and/or through other legally permissible means) and (iii) pay costs and expenses in connection therewith; provided, that the timing and purchase price of such subscriptions, purchases or acquisitions shall be determined by the Board at its sole discretion, taking into consideration the market conditions and other factors as the Board deems relevant and necessary and shall be subject to Securities Act, the Exchange Act, rule and regulations promulgated thereunder and by the SEC.

ARTICLE VII
DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 7.01.  Notice of Dissolution.  Upon an applicable Dissolution Event, Shareholders holding a majority of the outstanding Shares shall appoint a Person (or Persons) to carry out the winding-up of the Company (the “Liquidating Trustee”), who shall promptly notify all of the Shareholders of such dissolution.

SECTION 7.02.  Dissolution Event.  Notwithstanding anything herein to the contrary, including, without limitation, any restriction on the distribution of QFIN Securities set forth in Article V, upon the occurrence of a Dissolution Event, the Company shall (and each of the Shareholders shall use their reasonable best efforts to cause the Company to):

(a)                                 FIRST, distribute the QFIN Securities then held by the Company (if any, and less such number of QFIN Securities as the Liquidating Trustee determines is necessary to ensure that the Company shall have reasonable reserves for expenses, liabilities and obligations associated with the orderly liquidation of the assets of the Company pursuant to Section 7.03) to each Shareholder on a pro rata basis based on the number of Shares owned by such Shareholder relative to the total number of Shares outstanding then, as adjusted pursuant to Section 5.04(b) and Section 5.05(b), as applicable; and

(b)                                 SECOND, commence the dissolution and wind up of the affairs of the Company pursuant to Section 7.03.

SECTION 7.03.  Liquidation.  Upon a Dissolution Event, following the actions under Section 7.02, the Liquidating Trustee shall immediately proceed to commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Shareholders to minimize the normal losses attendant upon a liquidation.  Each Shareholder shall be furnished with a statement that shall set forth the assets and liabilities of the Company as of the date of dissolution.  Each Shareholder (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company; provided that no Shareholder shall be required to make any capital contributions or provide any credit support or other support based on requests or notices received after the determination by the Company to liquidate.  The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

(a)                                 to creditors of the Company (including holders of Shares that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Shareholders; and

(b)                                 to each Shareholder based on such Shareholder on a pro rata basis based on the number of Shares owned by such Shareholder relative to the total number of Shares outstanding then, as adjusted pursuant to Section 5.04(b) and Section 5.05(b), as applicable.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.  Termination.  This Agreement shall terminate only:

(a)                                 by virtue of a written agreement to that effect, signed by FountainVest and the Management SPVs;

(b)                                 with respect to a particular Shareholder, upon the transfer by such Shareholder or cancelation by the Company of all Shares owned by it in accordance with the provisions of this Agreement (whereupon such Shareholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder);

(c)                                  upon the date on which all QFIN Securities, Distributable Cash and non-cash assets (other than QFIN Securities) of the Company have been distributed to the Shareholders pursuant to Article V;

(d)                                 upon a final order from a Governmental Authority exercising jurisdiction over the Company approving the dissolution and winding-up of the Company pursuant to Article VII; or

(e)                                  upon the expiration of (i) all rights created hereunder and (ii) all statutes of limitations applicable to the enforcement of claims hereunder

No termination of this Agreement pursuant to paragraph (a), (b) or (c) above shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination; provided that notwithstanding any termination of this Agreement, Article I, Section 6.05, and this Article VIII shall survive any termination hereof and continue in accordance with their respective terms.

SECTION 8.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02:

(a)                                 if to the Company:

Address:	c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KYI-9005, Cayman Islands
Fax Number:	+1 345 945 4757
Email:	Neil.Gray@intertrustgroup.com / Brian.Eden@intertrustgroup.com
Attention:	Neil Gray / Brian Eden

With copies (which shall necessarily include copies by email to the following and alone shall not constitute notice) to:

Address:	Suite 705-708 ICBC Tower, 3 Garden Road, Central, Hong Kong
Fax Number:	+852 3107 2490
Email:	ericchen@fountainvest.com / brianlee@fountainvest.com
Attention:	Eric Chen / Brian Lee
Address:	Goodwin Procter (Hong Kong) LLP, 38/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Fax Number:	+852 2801 5515
Email:	dfreeman@goodwinlaw.com / chipan@goodwinlaw.com
Attention:	Doug Freeman / Chi Pan

(b)                                 if to FountainVest:

Address:	c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KYI-9005, Cayman Islands
Fax Number:	+1 345 945 4757
Email:	Neil.Gray@intertrustgroup.com / Brian.Eden@intertrustgroup.com
Attention:	Neil Gray / Brian Eden

With copies (which shall necessarily include copies by email to the following and alone shall not constitute notice) to:

Address:	Suite 705-708 ICBC Tower, 3 Garden Road, Central, Hong Kong
Fax Number:	+852 3107 2490
Email:	ericchen@fountainvest.com / brianlee@fountainvest.com
Attention:	Eric Chen / Brian Lee
Address:	Goodwin Procter (Hong Kong) LLP, 38/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Fax Number:	+852 2801 5515
Email:	dfreeman@goodwinlaw.com / chipan@goodwinlaw.com
Attention:	Doug Freeman / Chi Pan

(c)                                  if to Brilliance Limited:

Address:	Building #2, No. 6 Jiuxianqiao Road
Chaoyang District, Beijing 100015, China
Attention:	Wu Jiang (吴疆)
Facsimile:	+86 10 5682 2000
Email:	wujiang-jk@360jinrong.net

With copies (which shall necessarily include copies by email to the following and alone shall not constitute notice) to:

Address:	Skadden, Arps, Slate, Meagher & Flom LLP
46/F Jing An Kerry Centre, Tower II, 46th Floor
No. 1539 Nanjing West Road, Shanghai 200040
Attention:	Haiping Li
Facsimile:	+86 21 6193 8310
Email:	Haiping.li@skadden.com

(d)                                 if to Cagico Technology Limited:

Address:	Building #2, No. 6 Jiuxianqiao Road
Chaoyang District, Beijing 100015, China
Attention:	Jin Mingyi (金明义)
Facsimile:	+86 10 5682 2000
Email:	jinmingyi@360.cn

With copies (which shall necessarily include copies by email to the following and alone shall not constitute notice) to:

Address:	Skadden, Arps, Slate, Meagher & Flom LLP
46/F Jing An Kerry Centre, Tower II, 46th Floor
No. 1539 Nanjing West Road, Shanghai 200040
Attention:	Haiping Li
Facsimile:	+86 21 6193 8310
Email:	Haiping.li@skadden.com

SECTION 8.03.  Public Announcements.  Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto or the QFIN Securities are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 8.04.  Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 8.05.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 8.06.  Interpretation.  Throughout this Agreement (a) nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable, (b) unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement, and (c) references to a Person are also to its successors and permitted assigns.

SECTION 8.07.  Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 8.08.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.08.

SECTION 8.09.  Entire Agreement; No Conflicts.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. If there is any discrepancy or conflict between this Agreement and any of the Constitutional Documents of the Company, the provisions of this Agreement shall prevail, and the parties hereto agree to amend the relevant Constitutional Document(s), so as to comply with this Agreement to the maximum extent allowed by the Laws of the Cayman Islands.

SECTION 8.10.  Governing Law.  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of Hong Kong (without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction).

SECTION 8.11.  Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).  The number of arbitrators shall be three (3).  One arbitrator shall be appointed by a FountainVest Director, and one arbitrator shall be appointed by the Management Director.  The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two parties. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).  Each party shall reasonably cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.  Any party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.  The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

SECTION 8.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 8.13.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 8.14. Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of Shares, then, upon the occurrence of any subdivision, combination or share dividend of the relevant class or series of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding shares of such class or series of Shares by such subdivision, combination or share dividend.

SECTION 8.15.  Amendments and Waivers; Assignment.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Management Director and FountainVest Directors or, in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided, however, that Schedule 3 to this Agreement shall be deemed amended from time to time to reflect the admission of a new Shareholder, the withdrawal or resignation of a Shareholder and the adjustment of the Shares resulting from any Sale or other disposition of Shares, that is made in accordance with the provisions hereof.

(a)                                 No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b)                                 The rights of each Shareholder hereunder shall be assignable hereby to any Person in connection with a Sale of Shares to such Person permitted under and in accordance with Article V.  Except as provided in the preceding sentence, this Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.

SECTION 8.16.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, in each case whether by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) or otherwise.

SECTION 8.17.  Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 8.18.  Construction.  Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any Dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

RUBY FINANCE HOLDINGS LTD.

By:	/s/ Brian Eden
Name: Brian Eden
Title: Director

RUBY FINANCE INVESTMENT LTD.

By:	/s/ Brian Eden
Name: Brian Eden
Title: Director

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

Brilliance Limited

By:	/s/ Jiang Wu
Name: Jiang Wu
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

Cagico Technology Limited

By:	/s/ Huan Hu
Name: Huan Hu
Title: Director

[Signature Page to Shareholders Agreement]